Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors

Pzena Investment Management, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-205165, No. 333-194885, No. 333-186957, No. 333-172257, No. 333-155354 and No. 333-221340) on Form S-3, and registration statements (No. 333-163370, No. 333-147027 and No. 333-221339) on Form S-8 of Pzena Investment Management, Inc. of our report dated March 10, 2017, with respect to the consolidated statement of financial condition of Pzena Investment Management, Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2016 and 2015, which report appears in the December 31, 2017 annual report on Form 10‑K of Pzena Investment Management, Inc.

/s/ KPMG LLP

New York, New York
March 9, 2018